Exhibit 99.1

DSP Group, Inc. Reports First Quarter 2016 Results

New Product Revenues Increase 43% Year-over-Year to Record of $12.8 Million

Record HDClear Revenues of $3.9 Million

LOS ALTOS, Calif., April 27, 2016 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the first quarter ended March 31, 2016.

First Quarter Financial Review:

●	GAAP and non-GAAP diluted loss per share of $0.13 and $0.08, respectively
●	Revenues of $27.7 million, down 27% year-over-year
●	Non-GAAP gross margin of 42.6%, a 160 basis point improvement year-over-year
●	Non-GAAP operating loss of $1.9 million, compared to non-GAAP operating income of $2.1 million in the first quarter of 2015
●	Non-GAAP net loss of $1.7 million, compared to non-GAAP net income of $2.3 million in the first quarter of 2015
●	Repurchased 282,000 shares for approximately $2.5 million
●	Cash, deposits and marketable securities of $115.1 million as of March 31, 2016

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “Our first quarter performance reflects two diverging developments in our business. On the positive side, we achieved record revenues from new product initiatives of $12.8 million, an increase of 43% year-over-year, propelled by a major accomplishment of meaningful revenues from HDClear. However, this progress was more than offset by softer demand for cordless products, where revenues declined 49% year-over-year. This decline was expected, but was in excess of the secular decline trend of 10%-15%.The difference is primarily attributable to an inventory correction cycle, which should be exhausted in the second quarter.”

Mr. Elyakim added, “We expect momentum in our new products to continue during the second quarter and beyond supported by further market penetration for HDClear, share gains in VoIP and significant design wins with major global telecom providers for IoT and home gateways. The combination of new product successes and our anticipation for gradual improvement in the cordless phone market, starting in the second quarter, has DSP Group well-positioned to achieve solid sequential revenue growth. We believe that continued growth of our new products will be the key to driving overall growth and enhancing profitability going forward.”

First Quarter Product and Market Highlights:

●	Record new product revenues of $12.8 million, a year-over-year increase of 43%
●	Office/VoIP segment revenues of $5.1 million, a year-over-year increase of 38%
●	Mobile/HDClear segment revenues of $3.9 million, 14% of total revenues
●	IoT revenues of $1.1 million, a year-over-year increase of 127%
●	Home gateway revenues of $2.7 million, an increase of 4% on a sequential basis, but down 44% year-over-year
●	Unveiled DBMD4, next-generation, ultra-low-power, always-on voice and audio processor for mobile, wearables and IoT
●	Secured an IP phone design win with a leading Chinese OEM based on our DVF99 SoC
●	A major European operator selected our DECT/ULE products for its next generation home gateway product

First Quarter GAAP Results:

Revenues for the first quarter of 2016 were $27.7 million, a decrease of 27% from revenues of $38.0 million for the first quarter of 2015. Net loss for the first quarter of 2016 was $2.9 million, as compared to net income of $0.8 million for the first quarter of 2015. Basic and diluted loss per share for the first quarter of 2016 was $0.13, as compared to basic and diluted earnings per share of $0.03, for the first quarter of 2015.

First Quarter Non-GAAP Results:

Non-GAAP net loss and diluted loss per share for the first quarter of 2016 were $1.7 million and $0.08, respectively, as compared to non-GAAP net income and diluted earnings per share of $2.3 million and $0.09, respectively, for the first quarter of 2015. Non-GAAP net loss and loss per share for the first quarter of 2016 exclude the impact of amortization of acquired intangible assets in the amount of $321,000 associated with the acquisition of BoneTone Communications; equity-based compensation expenses of $1.0 million; and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $80,000. Non-GAAP net income and earnings per share for the first quarter of 2015 exclude the impact of amortization of acquired intangible assets of $321,000 associated with the acquisition of BoneTone Communications; equity-based compensation expenses of $1.3 million; and amortization of deferred tax liability related to intangible assets acquired in connection with the BoneTone acquisition in the amount of $85,000.

Earnings Conference Call Details:

DSP Group will discuss its first quarter financial results, along with its outlook and guidance for the second quarter of 2016, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 877 280 2296 (domestic US) or +1 212 444 0896 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/tvi57k9v

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44(0)20 3427 0598 (international) and enter the company access code: 8452011#.

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter ended March 31, 2016 to the same period in 2015 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements regarding exhaustion of the cordless inventory correction cycle in the second quarter of 2016, secular decline in cordless being 10% to 15%, momentum in our new products to continue during the second quarter and beyond due to further penetration for HDClear, share gains in VoIP and significant design wins for IoT and HGW products, improvement in the cordless phone market starting in the second quarter of 2016, the company being well positioned for solid sequential revenue growth, and belief that continued growth of our new products will be the key to driving overall growth and enhancing profitability going forward. The results from these statements may not actually arise as a result of various factors, including the market penetration of new products; unexpected delays in the commercial launch of new products, including in the mobile and office segments; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2015, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

DSP Group Inc.	The Piacente Group | Investor Relations
Dror Levy, CFO	Don Markley, 1-212-481-2050
Work: 1-408-240-6844	dspg@thepiacentegroup.com
Dror.Levy@dspg.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Revenues	$27,659	$38,035
Cost of revenues	15,942	22,500

Gross profit	11,717	15,535
Operating expenses:
Research and development, net	8,889	9,116
Sales and marketing	3,392	3,063
General and administrative	2,283	2,521
Amortization of intangible assets	321	321

Total operating expenses	14,885	15,021

Operating income (loss)	(3,168)	514

Financial income, net	292	335

Income (loss) before taxes on income	(2,876)	849

Taxes on income	37	76

Net income (loss)	$(2,913)	$773
Net earnings (loss) per share:
Basic	$(0.13)	$0.03
Diluted	$(0.13)	$0.03

Weighted average number of shares used in per share computations of net earnings per share:
Basic	21,711	22,167
Diluted	21,711	23,885

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	Unaudited	Unaudited
GAAP net income (loss)	$(2,913)	$773
Equity-based compensation expense included in cost of revenues	61	70
Equity-based compensation expense included in research and development, net	426	538
Equity-based compensation expense included in sales and marketing	131	152
Equity-based compensation expense included in general and administrative	367	493
Amortization of intangible assets	321	321

Amortization of deferred tax liability related to intangible assets	(80)	(85)
Non-GAAP net income (loss)	$(1,687)	$2,262

Weighted-average number of common stock used in computation of GAAP diluted net earnings per share (in thousands)	21,711	23,885
Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	-	351
Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	21,711	24,236

GAAP diluted net earnings (loss) per share	$(0.13)	$0.03
Equity-based compensation expense	0.05	0.06
Amortization of intangible assets	0.01	0.01

Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)
Non-GAAP diluted net earnings (loss) per share	$(0.08)	$0.09

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$10,032	$13,704
Restricted deposits	172	168
Marketable securities and short term deposits	19,028	18,070
Trade receivables, net	19,511	19,211
Inventories	13,483	11,453
Other accounts receivable and prepaid expenses	3,365	3,319
Total current assets	65,591	65,925

Property and equipment, net	4,008	3,764

Long term marketable securities and deposits	85,902	89,714
Severance pay fund	12,003	11,578
Deferred income taxes	1,389	1,311
Intangible assets, net	8,806	9,127
Investment in other companies	1,800	1,800
Long term prepaid expenses and lease deposits	816	743
	110,716	114,273

Total assets	$180,315	$183,962

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$12,980	$13,103
Other current liabilities	12,691	14,470
Total current liabilities	25,671	27,573

Accrued severance pay	12,195	11,703
Accrued pensions	928	892
Deferred income taxes	396	476
Total long term liabilities	13,519	13,071

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	362,008	361,023
Accumulated other comprehensive loss	(584)	(1,267)
Less – Cost of treasury stock	(124,212)	(125,697)
Accumulated deficit	(96,109)	(90,763)
Total stockholders’ equity	141,125	143,318
Total liabilities and stockholders’ equity	$180,315	$183,962